Section 240.14a-101 Schedule 14A.
Information required in proxy statement.
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

COLGATE-PALMOLIVE COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

EXPLANATORY NOTE

      On March 27, 2003, Colgate-Palmolive Company (the “Company”) filed its definitive proxy statement with the Securities and Exchange Commission. Due to a clerical error, the information with respect to Stephen C. Patrick, the Chief Financial Officer of the Company, set forth under the caption “Certain Relationships and Related Transactions” on page 28 was incorrect. In fact, since January 1, 2002, the Company purchased from Mr. Patrick only 7,169 shares of common stock of the Company at a price of $371,820 (equal to the then current aggregate fair market value of the shares), rather than the 35,014 shares for $1,913,865 reflected in the Company’s previously filed definitive proxy statement. These sales of an aggregate of 7,169 shares were correctly reported by Mr. Patrick in a timely manner on Forms 4 filed with the SEC and were made to satisfy tax withholding obligations, above the statutory amount withheld by the Company, in connection with stock option exercises by Mr. Patrick. Mr. Patrick’s net share ownership increased as a result of these stock option exercises. The “Certain Relationships and Related Transactions” section of the Company’s definitive proxy statement is hereby amended to reflect the facts set forth above.